UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2012

Tree.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	00134063	26-2414818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2012, Tree.com, Inc. announced that it has named Alexander Mandel as its Chief Financial Officer, effective July 30, 2012.

Mr. Mandel, age 42, joins Tree.com after serving as a financial consultant to Tree.com since July 2010.  Mr. Mandel previously served as a Managing Director of Centerview Partners, LLC, an investment banking advisory firm, from 2008 to 2010, and held various positions with investment banking firm Bear, Stearns & Co. from 1996 to 2008, including Managing Director from 2003 to 2008.  Mr. Mandel received a Bachelor of Arts degree in Economics from Tufts University and a Masters in Business Administration from Columbia Business School.

In connection with Mr. Mandel’s appointment, we entered into an employment offer letter and change of control letter with Mr. Mandel, each dated July 27, 2012. Mr. Mandel will receive an annual base salary of $250,000, and he is eligible to receive an annual cash incentive bonus with a target amount equal to 50% of his annual base salary.  The actual amount paid may be more or less than such amount.  In addition, Mr. Mandel is eligible to receive an additional cash bonus of up to 20% of his annual base salary for extraordinary performance as determined by the Compensation Committee following recommendation of the Chief Executive Officer.  Mr. Mandel will also receive a grant of 50,000 restricted stock units pursuant to the Third Amended and Restated 2008 Tree.com Stock and Incentive Plan (the “Plan”). The restricted stock units will vest in three equal annual installments, subject to continuing service. Mr. Mandel has agreed that during his employment and for one year thereafter, he will not engage in certain businesses competitive with Tree.com or solicit employees of Tree.com.

If Mr. Mandel’s employment is terminated by Tree.com without cause or by Mr. Mandel for good reason, then Mr. Mandel will be eligible to receive up to 12 months of severance pay at his annual base salary rate and accelerated vesting of any unvested equity awards that are scheduled to vest within one year of his termination date.  The payment of these severance payments and benefits is conditioned upon Mr. Mandel providing a release of claims. The severance payments will be paid over the 12-month period following the termination of employment and will be reduced by any compensation Mr. Mandel earns from a third party during such period.

Should a change in control of the Company occur, Mr. Mandel will immediately become fully vested in all his outstanding equity awards.  In addition, if there is a change of control and during the 12-month period following the change of control, Mr. Mandel’s employment is terminated by Tree.com without cause or by Mr. Mandel for good reason, he will receive a severance payment equal to two years of base salary.  This severance is paid in a lump sum in lieu of the severance benefits described in the prior paragraph and will not be reduced by any compensation Mr. Mandel earns from a third party.  The payment of these change in control payments and benefits are conditioned upon Mr. Mandel providing a release of claims.  These benefits may be reduced to the extent that the reduction of such benefits results in a higher net benefit to Mr. Mandel taking into account the effects of any parachute penalties imposed by Section 280G of the Internal Revenue Code.

During 2011, Tree.com paid Mr. Mandel $342,522.15 in consulting payments and issued him 10,000 restricted stock units under the Plan, which vested in full on March 31, 2012.

A copy of the press release announcing Mr. Mandel’s appointment as our Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1                         Press release issued on July 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREE.COM, INC.
July 30, 2012
	By:	/s/ Katharine Pierce
Katharine Pierce
Assistant General Counsel and Corporate Secretary